Auditors’ Report

To the Shareholders of
The Westaim Corporation

We have audited the consolidated balance sheets of The Westaim Corporation as at December 31, 2002 and 2001 and the consolidated statements of loss, deficit and cash flow for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and cash flow for each of the years in the three year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles (which differ in certain material respects from accounting principles generally accepted in the United States (see Note 23)).

On January 30, 2003, we reported separately to the shareholders of the Company on consolidated financial statements for the same period, prepared in accordance with Canadian generally accepted accounting principles which excluded Note 23 on Differences in Canadian and United States Accounting Principles.

(Signed) “Deloitte & Touche LLP”

Calgary, Canada January 30, 2003	Chartered Accountants

Comments by Auditors for U.S. Readers on Canada-U.S. Reporting Differences

To the Shareholders of
The Westaim Corporation

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements. As discussed in Note 3 to the December 31, 2002 consolidated financial statements, the Company changed its accounting policy for stock-based compensation in accordance with the new requirements under the Canadian Institute of Chartered Accountants Handbook Section 3870. The impact of this change in accounting policy is as set out in Notes 2(n) and 3 to the consolidated financial statements.

(Signed) “Deloitte & Touche LLP”

Calgary, Canada January 30, 2003	Chartered Accountants

THE WESTAIM CORPORATION
Consolidated Balance Sheets

	December 31	December 31	December 31
(thousands)	2002	2001	2000

ASSETS
Current
Cash and cash equivalents	$77,631	$138,373	$124,519
Short-term investments	25,250	—	—
Accounts receivable	14,114	18,152	44,894
Inventories (Note 5)	13,939	18,510	27,614
Future income taxes (Note 8)	—	—	9,345
Other	858	929	778

	131,792	175,964	207,150
Capital assets (Note 6)	45,265	44,833	77,023
Deferred charges (Note 7)	2,461	2,085	2,575
Future income taxes (Note 8)	5,730	12,115	7,249
Investments (Note 9)	500	3,182	15,485

	$185,748	$238,179	$309,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$19,220	$17,943	$20,854
Provision for site restoration (Note 10)	7,749	7,175	4,689
Deferred licensing revenue (Note 11)	565	4,439	8,325

	27,534	29,557	33,868

Commitments and contingencies (Note 19)
Shareholders’ equity
Capital stock (Note 12)	373,128	372,598	372,131
Contributed Surplus (Note 12)	403	—	—
Deficit	(215,317)	(163,976)	(96,517)

	158,214	208,622	275,614

	$185,748	$238,179	$309,482

Approved on behalf of the Board:

/s/Ian W. Delaney	/s/Guy J. Turcotte

Ian W. Delaney Director	Guy J. Turcotte Director

THE WESTAIM CORPORATION
Consolidated Statements of Loss and Consolidated Statements of Deficit

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands)	2002	2001	2000

Revenue	$49,063	$50,267	$51,324
Costs
Manufacturing	24,787	25,551	25,105
Selling, general and administrative	8,454	11,711	15,190
Research and development (Note 13)	25,692	16,924	26,663
Depreciation and amortization	5,849	5,551	5,728

Divisional loss	(15,719)	(9,470)	(21,362)
Corporate costs	(6,686)	(7,750)	(7,654)
Interest income	2,206	7,727	7,694
Gain on sale of assets (Note 14)	—	20,122	—
Equity loss (Note 9)	(3,410)	(18,687)	(8,024)
Gain on issuance of shares by subsidiary (Note 16)	—	—	10,509

Loss from continuing operations before income taxes	(23,609)	(8,058)	(18,837)
Income tax (expense) recovery (Note 8)
Current	(101)	(75)	(698)
Future	(6,385)	(295)	994

	(6,486)	(370)	296

Loss from continuing operations	(30,095)	(8,428)	(18,541)
Loss from discontinued operations net of income taxes (Note 4)	(19,667)	(59,031)	(5,346)
Gain on disposal of discontinued assets net of income taxes (Note 4)	—	—	9,239

Net loss for the year	$(49,762)	$(67,459)	$(14,648)

Loss per common share (Note 21)

Continuing operations — basic and diluted	$(0.39)	$(0.11)	$(0.24)
Net loss — basic and diluted	(0.64)	(0.87)	(0.19)
Weighted average number of shares outstanding (thousands)	77,924	77,741	76,940

Deficit at beginning of year	$(163,976)	$(96,517)	$(102,667)
Change in accounting policy (Note 3)	(1,579)	—	20,798

As restated	(165,555)	(96,517)	(81,869)
Net loss	(49,762)	(67,459)	(14,648)

Deficit at end of year	$(215,317)	$(163,976)	$(96,517)

THE WESTAIM CORPORATION
Consolidated Cash Flow Statements

	Year Ended	Year Ended	Year Ended
	December 31	December 31	December 31
(thousands)	2002	2001	2000

Operating activities
Loss from continuing operations	$(30,095)	$(8,428)	$(18,541)
Items not affecting cash
Depreciation and amortization	5,849	5,551	5,784
Provision for site restoration costs	1,120	3,070	5,516
Future income taxes	6,385	295	(994)
Loss (gain) on sale of assets	422	(20,122)	—
Gain on issuance of shares by subsidiary	—	—	(10,509)
Deferred licensing revenue	(4,270)	(4,272)	(3,467)
Equity loss on investments	3,410	18,687	8,024
Other items	(479)	194	(200)

Cash used in continuing operations before non-cash working capital changes	(17,658)	(5,025)	(14,387)
Changes in continuing operations non-cash working capital
Accounts receivable	629	6,899	(9,028)
Inventories	3,280	(5,535)	2,313
Other	(52)	(949)	1,796
Accounts payable and accrued liabilities	(823)	(5,782)	(2,237)
Site restoration expenditures	(546)	(585)	(1,645)
Deferred licensing revenue	396	386	11,792

Cash used in continuing operations	(14,774)	(10,591)	(11,396)
Cash (used in) provided from discontinued operations	(11,179)	15,683	(11,586)

Total cash (used in) provided from operating activities	(25,953)	5,092	(22,982)

Investing activities
Capital expenditures — continuing operations	(7,218)	(5,675)	(9,569)
Capital expenditures — discontinued operations	(478)	(2,144)	(4,163)
Proceeds on sale of discontinued assets	—	—	18,000
Short-term investments	(25,250)	—	90,126
Deferred charges	(948)	(629)	(906)
Proceeds on sale of assets (Note 14)	—	23,127	—
Investments	(728)	(6,384)	(23,509)

Cash (used in) provided from investing activities	(34,622)	8,295	69,979

Financing activities
Issuance of common shares	151	467	10,449
Repurchase of common shares	(318)	—	—
Proceeds on sale of subsidiary shares	—	—	10,509

Cash (used in) provided from financing activities	(167)	467	20,958

Net (decrease) increase in cash and cash equivalents	(60,742)	13,854	67,955
Cash and cash equivalents at beginning of year	138,373	124,519	56,564

Cash and cash equivalents at end of year	$77,631	$138,373	$124,519

The Westaim Corporation
Notes to Consolidated Financial Statements

1	BASIS OF PRESENTATION

The Westaim Corporation (“the Company”) was incorporated on May 7, 1996 by articles of incorporation under the Business Corporation Act (Alberta).

The consolidated financial statements include the accounts of the Company, and its principal subsidiaries, iFire Technology Inc. (“iFire”), Nucryst Pharmaceuticals Corp. (“Nucryst”), Surface Engineered Products Corporation (“SEP”), and Neomet Limited.

All amounts are expressed in thousands except per share data.

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

a)	Principles of consolidation

The financial statements of entities, which are controlled by the Company, referred to as subsidiaries, are consolidated. Entities which are not controlled, but over which the Company has the ability to exercise significant influence are accounted for using the equity method of accounting. Investments in other entities are accounted for using the cost method.

b)	Use of estimates

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Significant estimates include the provision for site restoration, provision for discontinued operations, future income taxes and useful lives of capital assets. Actual results could differ from those estimates.

c)	Translation of foreign currencies

Transactions in foreign currencies are translated into Canadian dollars at rates of exchange at the time of such transactions. Monetary assets and liabilities are translated at current rates of exchange. Foreign operations are considered financially and operationally integrated and are translated into Canadian dollars using the temporal method of translation. Gains or losses resulting from the translation adjustments are included in income. Foreign exchange losses included in divisional loss and interest income in 2002 amounted to $326 (2001 gains – $865; 2000 gains – $361).

d)	Revenue recognition

Revenue is generally recognized when the product has been delivered. Specific revenue recognition policies for each of the Company’s operating segments are as follows:

Continuing operations

Ambeon – Revenue is generally recognized at the time of shipment. Under certain consignment contracts, revenue is recognized on the date that the product used by the customer.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

Nucryst Pharmaceuticals – Revenue from direct sales to third parties is recognized upon delivery. For products manufactured under license, revenue is recorded at the date of shipment at actual cost plus an agreed markup, plus a royalty based on a percentage of sales revenue earned by the licensee on sales to third parties. Revenue relating to the achievement of milestones under licensing agreements is recognized when the milestone event has occurred.

iFire Technology – The Company recognizes revenue from licensing fees over the term that services are being rendered. Deferred licensing revenue represents amounts received under agreements for which the process of earning the revenue has not been completed. Royalties are recognized when earned in accordance with the terms of the specific agreement.

Discontinued operations

Coinage Products – Revenue is generally recognized on delivery to and acceptance by third party customers. Under certain contracts, revenue is recognized at time of shipment.

SEP – For certain products and services, revenue is recognized on the percentage of completion basis, as specific critical events occur. In some instances, product is sold on the basis of achieving defined performance standards. In these cases revenue is not recognized until these performance standards have been achieved. In addition, a provision for potential warranty expense is provided for at the time of sale, based on warranty terms and prior claims experience.

e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term investments with original maturities at the date of acquisition of 90 days or less and are recorded at cost.

f)	Short-term investments

Short-term investments consist of money-market instruments with maturities of less than one year. As at December 31, 2002 the Company held short term investments recorded at a cost of $25,250 which reflects current market values. As at December 31, 2001 and December 31, 2000, the Company held no short-term investments.

g)	Inventory valuation

Finished products, raw materials, materials in process, spare parts and operating materials are valued at the lower of average cost and net realizable value.

h)	Research and development costs

Research costs are expensed as incurred and significant project development costs are capitalized in accordance with Canadian generally accepted accounting principles once the Company has determined that commercialization criteria concerning the product or process have been met. Amortization of these costs over their estimated useful life commences with the successful commercial production or use of the product or process. On an ongoing basis, Management reviews the unamortized balance to ensure that the deferred development costs continue to satisfy the criteria for deferral and amortization.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

As at December 31, 2002, December 31, 2001 and December 31, 2000, no research and development costs have been capitalized.

i)	Government assistance

Government assistance towards research and development expenditures related to capital assets used for research and development is credited against the cost of the related capital asset and all other assistance is credited against the related expenses as incurred.

j)	Capital assets

i) Property, Plant and Equipment – Property, plant and equipment are stated at cost. Depreciation and amortization is calculated using a straight-line method based on estimated useful lives of the particular assets which do not exceed 20 years for buildings and 10 years for equipment.

ii) Carrying Value – The Company evaluates the carrying value of property, plant and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable, and recognizes an impairment charge when it is probable that estimated future non-discounted cash flows of the underlying assets will be less than the carrying value of the assets.

k)	Site restoration costs

Site restoration costs have been estimated taking into consideration the anticipated method and extent of the remediation consistent with regulatory requirements, industry practices, current technology and the possible uses of the site. The estimated amount of future restoration costs is reviewed regularly based on available information. Where the forecasted net restoration costs exceed existing provisions, an additional expense is recognized in the period.

l)	Derivative financial instruments

Derivative financial instruments are utilized by the Company in the management of commodity price, interest rate, and foreign currency exposures. The Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The Company enters into hedges of its commodity price exposure on nickel raw material inventory and anticipated future sales by entering into nickel forward contracts, when deemed appropriate. Gains and losses on nickel forward contracts used to hedge nickel raw material inventory and anticipated future sales are accrued under inventory on the balance sheet and recognized in the income statement when the underlying product is sold.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

The Company also enters into forward agreements in order to reduce the impact of fluctuating interest rates on its short-term investments and fluctuating foreign currency exchange rates on anticipated future cash flows. These forward agreements are not designated as hedges. They require the exchange of payments without the exchange of the notional principal amount on which payments are based. These instruments are recorded at the lower of cost or market.

m)	Income taxes

Income taxes are accounted for using the liability method of income tax allocation. Under the liability method, income tax assets and liabilities are recorded to recognize future income tax inflows and outflows arising from the settlement or recovery of assets and liabilities at their carrying values.

Income tax assets are also recognized for the benefits from tax losses and deductions that cannot be identified with particular assets or liabilities, provided those benefits are more likely than not to be realized. Future income tax assets and liabilities are determined based on the tax laws and rates that are anticipated to apply in the period of realization.

n)	Stock-based compensation plans

The Company and certain of its subsidiaries have stock-based compensation plans, which are described in Note 12. No compensation expense is recognized for these plans when stock options are issued. Any consideration paid by option holders for the purchase of stock is credited to capital stock. If plan entitlements are repurchased from the holder, the consideration paid is charged to retained earnings. Any obligation related to increases in the value of Deferred Share Units is accrued when the change in value occurs, with an offset to the Statement of Loss.

Effective January 1, 2002 the Company and its subsidiaries adopted Section 3870 of the Handbook of the Canadian Institute of Chartered Accountants (CICA) with respect to the accounting and disclosure of stock-based compensation, which recommends that awards to employees be valued using a fair value method of accounting. These new rules also require that companies account for stock appreciation rights (“SARs”) and similar awards to be settled in cash or other assets, by measuring compensation expense on an ongoing basis, as the amount by which the quoted market price exceeds the exercise price at each measurement date.

As permitted under Section 3870, the Company has elected to account for stock options by measuring compensation expense as the excess, if any, of the quoted market value of the stock at the date of grant over the exercise price. For stock options in subsidiary companies, compensation expense is measured as the excess, if any, of the fair value of the subsidiary’s stock at the date of grant over the exercise price.

Under CICA 3870, companies that elect a method other than the fair value method of accounting are required to disclose pro forma net income and earnings per share information, using a pricing model such as the Black-Scholes model, as if the fair value method of accounting had been used. These new rules do not apply to pre-existing awards except for those awards that call for settlement in cash or other assets , in which case, the cumulative liability of these awards at the date of implementation is charged to deficit with a corresponding increase to accounts payable and accrued liabilities.

The Westaim Corporation
Notes to Consolidated Financial Statements

2	SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (Continued)

o)	Earnings per share

Basic earnings per common share is calculated using the weighted average number of common shares outstanding during the period. Commencing January 1, 2001, the Company changed its calculation of diluted earnings per share in accordance with Section 3500 of the Handbook of the CICA. Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding during the period plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the “treasury stock” method.

p)	Employee future benefits

All employee future benefits are accounted for on an accrual basis. The transitional obligation of $1,338 resulting from the adoption of CICA 3461 in 2000 is being amortized to pension expense on a straight-line basis over eight years which is the average remaining service period of active employees expected to receive benefits under the pension plan.

Post retirement benefit costs for the Company’s defined benefit pension plan are actuarially determined using the projected benefit method prorated on service. The estimated market value of the pension plan assets is actuarially determined based on a five-year moving average. Experience gains and losses, and amounts arising as a result of changes in assumptions and plan amendment are amortized on a straight-line basis over the expected average remaining life of the employee group.

q)	Discontinued operations

Business segments, where a formal plan of disposal has been approved, are accounted for as discontinued operations. The results of discontinued operations are reported separately, disclosing the results of operations prior to the measurement date (date the plan to discontinue operations was formally approved) and the net gain or loss from discontinued operations. The net gain or loss from discontinued operations includes both actual or estimated gain or loss on disposal and the actual or estimated results from operations, if any, between the measurement date and the disposal date. Net gains are only recognized when realized.

r)	Deferred charges and other intangible assets

Effective January 1, 2002, the Company adopted on a prospective basis new CICA 3062, Goodwill and Other Intangible Assets , the provisions of which replace the amortization of goodwill and indefinite life assets with requirements for an annual impairment test. Any material decline in fair value from carrying value will be charged to expense in the period that impairment has been determined. There is no material impact on the consolidated financial statements resulting from this change either in the current period or the prior periods presented. At present, the Company has no indefinite life assets. Organization costs are amortized over 5 years and patents are amortized over 10 years.

The Westaim Corporation
Notes to Consolidated Financial Statements

3	CHANGE IN ACCOUNTING POLICIES

Stock-based compensation

Effective January 1, 2002, the CICA introduced new accounting and disclosure requirements with respect to stock-based compensation, which requires that awards to employees be valued using a fair-value method of accounting. These new rules also require enterprises to account for SARs and similar awards to be settled in cash or other assets by measuring, on an ongoing basis, the amount by which the quoted market price exceeds the exercise price at measurement date (Note 2n).

These new rules do not apply to pre-existing awards except for those awards that call for settlement in cash or other assets, in which case, the cumulative liability of these awards at the date of implementation is charged to deficit with a corresponding increase to accounts payable and accrued liabilities. The cumulative liability of the SARs of the Company’s subsidiaries at January 1, 2002, amounting to $1,579, was charged to deficit with a corresponding increase to accounts payable and accrued liabilities (Note 12).

4	DISCONTINUED OPERATIONS

On May 28, 2002 the Board of Directors of the Company approved the closing of the Coinage division and the selling of the Ethylene Coatings business. Accordingly, the results from operations of these businesses, including the estimated cost of shutdown of the Coinage division and disposition or shutdown of the Ethylene Coatings business, have been accounted for on a discontinued basis. The Coinage division was shut down in July 2002. It is expected that the Ethylene Coatings business will be shutdown in the first quarter of 2003.

As a result, the Company recorded a loss from discontinued operations of $16,518 in the second quarter of 2002 and an additional loss of $3,149 in the fourth quarter of 2002 for a total loss of $19,667, of which $7,526 remains in accounts payable and accrued liabilities as at December 31, 2002.

Effective December 29, 2000, the Company sold substantially all its assets and liabilities related to the Chemicals business segment, including its wholly-owned subsidiary Thio-Pet Chemicals Ltd., for cash proceeds of $18,000. Accordingly, the results of these operations and the estimated costs of disposition were accounted for on a discontinued basis. The gain on disposal of the Chemicals business segment of $9,239 recorded in 2000 was net of income taxes of $3,752.

Amounts included in the consolidated balance sheets relating to discontinued operations are as follows:

	December 31, 2002	December 31, 2001	December 31, 2000

Accounts receivable	$2,178	$5,587	$25,430
Inventories	353	1,645	12,721
Other assets	32	154	953
Accounts payable and accrued liabilities	(10,383)	(8,283)	(5,044)

Net working capital	$(7,820)	$(897)	$34,060

Capital assets	$8,478	$9,468	$38,335

The Westaim Corporation
Notes to Consolidated Financial Statements

4	DISCONTINUED OPERATIONS (Continued)

The results of discontinued operations are summarized as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2002	December 31, 2001	December 31, 2000

Revenues to May 28, 2002	$6,454	$18,616	$94,917
Revenues subsequent to May 28, 2002 and estimated future revenues	3,829	–	–

Total revenue from discontinued operations	$10,283	$18,616	$94,917

Divisional losses to May 28, 2002	$(3,908)	$(24,344)	$(5,346)
Divisional losses subsequent to May 28, 2002 and estimated future divisional losses	(6,676)	–	–
Costs relating to shutdown and disposition	(9,083)	–	–
Write down of carrying value of assets (Note 15)	–	(34,687)	–

Net loss from discontinued operations	$(19,667)	$(59,031)	$(5,346)

The net loss from discontinued operations is after deduction of depreciation of $636 for the year ended December 31, 2002 (2001 – $3,427; 2000 – $3,996). The net loss for the year ended December 31, 2002 also includes provisions for workforce reduction and other shutdown and asset disposal costs totaling $9,083. All expected future losses from the Ethylene Coatings business were included in the net loss from discontinued operations recorded during 2002.

Net loss per common share from discontinued operations was $(0.25) per share for the year ended December 31, 2002 (2001 – $(0.76); 2000 – net earnings $0.05).

The net loss from discontinued operations was after income taxes of $Nil in 2002 and 2001, and $2,724 in 2000. The gain on disposal of discontinued assets of $9,239 recorded in 2000 was net of income taxes of $3,752. No future income tax benefit has been recognized with respect to non-capital and capital losses carried forward associated with discontinued operations.

5	INVENTORIES

	December 31, 2002	December 31, 2001	December 31, 2000

Raw materials	$4,407	$3,009	$2,788
Materials in process	1,946	3,626	4,637
Finished product	6,555	9,551	6,724
Spare parts and operating materials	678	679	744

Continuing operations	13,586	16,865	14,893
Discontinued operations	353	1,645	12,721

	$13,939	$18,510	$27,614

The Westaim Corporation
Notes to Consolidated Financial Statements

6	CAPITAL ASSETS

		Accumulated
		Depreciation and	Net
December 31, 2002	Cost	Amortization	Book Value

Nucryst Pharmaceuticals	$5,816	$1,294	$4,522
iFire Technology	24,349	10,441	13,908
Ambeon	22,216	9,324	12,892
Other	13,973	8,508	5,465

Continuing operations	66,354	29,567	36,787
Discontinued operations	42,795	34,317	8,478

	$109,149	$63,884	$45,265

		Accumulated
		Depreciation and	Net
December 31, 2001	Cost	Amortization	Book Value

Nucryst Pharmaceuticals	$3,304	$948	$2,356
iFire Technology	22,853	8,917	13,936
Ambeon	20,906	7,690	13,216
Other	13,370	7,513	5,857

Continuing operations	60,433	25,068	35,365
Discontinued operations	61,132	51,664	9,468

	$121,565	$76,732	$44,833

		Accumulated
		Depreciation and	Net
December 31, 2000	Cost	Amortization	Book Value

Nucryst Pharmaceuticals	$7,183	$2,221	$4,962
iFire Technology	21,446	6,197	15,249
Ambeon	16,591	5,149	11,442
Other	15,752	8,717	7,035

Continuing operations	60,972	22,284	38,688
Discontinued operations	59,998	21,663	38,335

	$120,970	$43,947	$77,023

Included in continuing operations capital assets is construction in progress of $4,572 (2001 – $2,076; 2000 –$5,982) that is not currently subject to depreciation. Depreciation on continuing operations capital assets was $5,473 (2001 – $5,356; 2000 – $5,549).

The Westaim Corporation
Notes to Consolidated Financial Statements

7	DEFERRED CHARGES

	December 31, 2002	December 31, 2001	December 31, 2000

Patents	$3,950	$3,193	$2,245
Organization costs	–	1,448	1,448
Other assets	–	–	21

	3,950	4,641	3,714
Less accumulated amortization	(1,489)	(2,556)	(1,959)

Continuing operations	2,461	2,085	1,755
Discontinued operations	–	–	820

	$2,461	$2,085	$2,575

The Westaim Corporation
Notes to Consolidated Financial Statements

8	INCOME TAXES

The following is a reconciliation of income taxes, calculated at the Canadian combined federal and provincial income tax rate, to the income tax provision included in the consolidated statements of loss.

	Year Ended	Year Ended	Year Ended
	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2000

Loss from continuing operations before income taxes	$(23,609)	$(8,058)	$(18,837)
Items not subject to tax	3,410	18,687	5,539
Unrecognized tax losses	36,540	–	12,501
Recognition of previously unrecognized tax losses	–	(11,268)	–

	16,341	(639)	(797)
Combined basic Canadian federal and provincial tax rate	39.12%	41.62%	44.62%

Expected income tax expense (recovery)	6,393	(266)	(356)
Increase (decrease) related to:
Large corporations and capital taxes	103	203	362
Difference between statutory rate and subsidiary tax rates	(43)	(80)	(137)
Income tax rate change	–	538	(287)
Other	33	(25)	122

	$6,486	$370	$(296)

Classified as:
Current	$101	$75	$698
Future	6,385	295	(994)

Income tax expense (recovery)	$6,486	$370	$(296)

Income taxes are recognized for future income tax consequences attributed to estimated differences between the financial statement carrying values of existing assets and liabilities and their respective income tax bases.

The net future income tax asset is comprised of:

	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2000

Future income tax assets:
Tax benefit of loss carry-forwards and tax credits	$68,218	$57,245	$46,330
Provisions and reserves	5,851	5,928	5,714
Capital, intangible and other assets	13,024	6,995	565
Less: valuation allowance	(77,831)	(54,172)	(28,533)

	9,262	15,996	24,076

Future income tax liabilities:
Capital, intangible and other assets	(3,350)	(3,442)	(7,199)
Other	(182)	(439)	(283)

	(3,532)	(3,881)	(7,482)

Future income tax assets, net	$5,730	$12,115	$16,594

Classified as:
Current asset	$–	$–	$9,345
Long-term asset	5,730	12,115	7,249

Future income tax assets, net	$5,730	$12,115	$16,594

The Westaim Corporation
Notes to Consolidated Financial Statements

8	INCOME TAXES (Continued)

The future income tax asset valuation allowance is in respect of tax loss carry-forwards and tax credits primarily relating to subsidiaries involved in technology development.

For income tax purposes the Company had non-capital loss carry-forwards relating to operations in various jurisdictions of approximately $158,102 at December 31, 2002 (2001 – $135,415; 2000 – $104,242) and accumulated capital losses of $5,747 (2001 – $3,588; 2000 – $2,641) which are available to offset income of specific entities of the consolidated group in future periods. The non-capital loss carry-forwards will expire at various times to the end of 2022. The Company also had research and development tax credits of approximately $25,398 at December 31, 2002 (2001 – $22,404; 2000 – $17,681) which will expire at various times to the end of 2012. Cash taxes relating to continuing operations paid during the year amounted to $383 (2001 – $563; 2000 – $520).

9	INVESTMENTS

	December 31, 2002	December 31, 2001	December 31, 2000

Investments – shares – cost basis	$500	$2,362	$–
Investments – shares – equity basis	–	820	384
Savvion, Inc. – shares – equity basis	–	–	15,101

Total	$500	$3,182	$15,485

The Company records impairment losses if there has been an impairment in the value of investments that is other than temporary in nature. During the year, provisions totaling $2,435 (2001 – $1,299; 2000 – $Nil) were recorded against the investments.

In 2001, the investment in Savvion Inc., a U.S. private business management software and service company, was written down to nominal value reflecting the then current business environment, weaker performance outlook and adjustments to technology market valuations. The Company’s voting interest in Savvion was reduced to less than 5% in 2002 (December 31, 2001 – 24.4%; December 31, 2000 – 27.6%) and is accounted for on a cost basis.

10	PROVISION FOR SITE RESTORATION

Changes in the provision are as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2002	December 31, 2001	December 31, 2000

Provision at beginning of year	$7,175	$4,689	$818
Additional provisions required	1,120	3,071	5,516
Site restoration expenditures incurred	(546)	(585)	(1,645)

Provision at end of year	$7,749	$7,175	$4,689

The provision relates primarily to site restoration associated with the discontinuance of DS nickel production as well as soil and groundwater reclamation and remediation, based on periodic independent estimates of these costs.

The Westaim Corporation
Notes to Consolidated Financial Statements

11	LICENSING AGREEMENT

In 2000, iFire entered into a non-exclusive licensing agreement with a third party. The licensing fee is being recognized as revenue over three years, the term that services are being rendered under the agreement. Deferred licensing revenue represents the unamortized portion of cash received. In addition, iFire is entitled to royalties from future commercial sales of products by the third party utilizing the technology. These receipts vary in amount based on certain factors and are contingent upon the successful development and commercialization of the iFire technology in products produced by the third party.

12	CAPITAL STOCK Share Capital

The Company’s authorized share capital consists of an unlimited number of common shares, Preferred A shares and Preferred B shares. Changes in the Company’s common shares outstanding during 2002, 2001 and 2000 are as follows:

	2002		2001		2000

		Stated		Stated		Stated
Common Shares	Number	Capital	Number	Capital	Number	Capital

Balance at beginning of year	77,786,915	$372,598	77,719,698	$372,131	75,562,340	$361,682
Employee Share Purchase Plan	72,843	151	67,217	467	2,157,358	10,449
Repurchase of shares	(150,500)	(721)	–	–	–	–
Compensation expense	323,529	1,100	–	–	–	–

Balance at end of year	78,032,787	$373,128	77,786,915	$372,598	77,719,698	$372,131

Stock-based compensation plans

Employee and Director stock option plan – The Company maintains an Employee and Director Stock Option Plan under which the Company may grant options for up to 11,000,000 shares of common stock of the Company at an exercise price equal to the market price of the Company’s stock at the date of grant. Options awarded are exercisable for a period of 10 years and vest as to one third of the grant on each of the first, second and third anniversaries after the date of the grant. The Company maintains a Directors and Officers Share Purchase Program under the provisions of the Stock Option Plan. Under the Share Purchase Program, Directors and designated officers may be granted one option for each common share purchased, to a cumulative 50,000 options. Options, equal to the net purchases of common shares by the optionee during the calendar year, vest at the end of the calendar year in which the purchases were made. Any options issued under this program which do not vest at year-end are cancelled.

The Westaim Corporation
Notes to Consolidated Financial Statements

12	CAPITAL STOCK (Continued)

A summary of the status of the Company’s stock option plans as at December 31, 2002, December 31, 2001 and December 31, 2000, and changes during the years ending on those dates is presented below:

	2002		2001		2000

		Weighted		Weighted		Weighted
		-Average		-Average		-Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	5,245,399	$9.74	4,684,999	$9.61	4,726,366	$5.43
Granted	420,200	$5.22	560,400	$10.81	2,214,596	$14.06
Exercised	–	$–	–	$–	(2,125,962)	$4.79
Cancelled/Purchased	–	$–	–	$–	(130,001)	$12.02

Outstanding at end of year	5,665,599	$9.41	5,245,399	$9.74	4,684,999	$9.61

The following table summarizes information about stock options outstanding as at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted
	Number	-Average	Weighted	Number	Weighted
Range of	Outstanding	Remaining	-Average	Exercisable	-Average
Exercise Prices	Dec.31, 2002	Contractual Life	Exercise Price	Dec.31, 2002	Exercise Price

$1 – $6	1,546,900	5.1 years	$4.56	1,171,900	$4.23
$6 – $15	2,485,370	6.6 years	$8.13	1,987,315	$7.70
> $15	1,633,329	7.3 years	$15.93	1,088,886	$15.93

$1 – $16	5,665,599	6.4 years	$9.41	4,248,101	$8.85

Deferred share unit plan – During 2001, the Company implemented a Deferred Share Unit Plan (DSUs) for the outside Directors of the Company. DSUs are issued at the market value of the Company’s shares at the date of grant and vest upon death or retirement of the Director. Directors may elect to receive additional DSUs in lieu of fees, which are issued at 90% of the market value of the Company’s shares at the date of grant. As at December 31, 2002 a liability of $210 (2001 – $93) has been accrued with respect to issued DSUs.

Employee share purchase plan – Under the Employee Share Purchase Plan, employees are entitled to subscribe for common shares of the Company, to a maximum value of five percent of their annual compensation. Payment for these shares is made over a 24 month period at a price per share equal to the lesser of the market value at the offering date and the market value at the end of the purchase period. The market value at the offering date of July 15, 2002 was $3.60 (July 16, 2001 – $10.09; July 17, 2000 – $19.42). At December 31, 2002 there were outstanding purchase arrangements with employees having an aggregate value of $323 (2001 – $606; 2000 – $1,021). During the year ended December 31, 2002, 72,843 shares were issued under this Plan at an average price of $2.08 (2001 – 67,217 shares at $6.94; 2000 – 30,343 shares at $8.47).

The Westaim Corporation
Notes to Consolidated Financial Statements

12	CAPITAL STOCK (Continued)

Subsidiary stock-based compensation plans – The Company also maintains equity incentive plans for certain employees of its technology subsidiaries, Surface Engineered Products Corporation, Nucryst Pharmaceuticals Corp. and iFire Technology Inc., under which stock options have been granted representing 4.57% to 4.90% of the outstanding shares of the respective subsidiaries. Subsidiary stock options vest evenly over a 3-year period and expire after 10 years from the date of grant. The exercise prices of stock options granted are not less than the fair value of the subsidiary’s stock at the time of the grant. During the year, the Company issued 323,529 shares and recorded compensation expense of $1,100.

SARs have been granted to employees of certain technology subsidiaries. SARs vest over time and may be settled with cash, shares of the subsidiary or shares of the Company, at the Company’s option. The exercise prices of SARs granted are not less than the fair value of the subsidiary’s stock at the time of the grant. In 2001, the total liability upon exercise of these SARs was capped at $1,950 and holders of SARs received options to purchase shares of the subsidiary with terms comparable to the original SARs.

Effective January 1, 2002 net changes in the value of SARs, measured as the amount by which quoted market prices or fair value exceeds the exercise price at the measurement date, is recognized as compensation expense over the SARs ‘ vesting period. The cumulative liability as at January 1, 2002 amounting to $1,579 was charged to deficit with a corresponding increase to accounts payable and accrued liabilities. As at December 31, 2002 the liability has been reduced to $Nil as the market value of the subsidiaries’ SARs is less than their exercise price.

Pro forma accounting for stock-based compensation

Effective January 1, 2002 the CICA recommends that stock-based compensation be accounted for using a fair value methodology. As permitted under the new rules, the Company and its subsidiaries have elected to measure compensation expense as the difference, if any, between the quoted market value or fair value of the stock at the date of grant and the exercise price at the date of grant. The exercise price of options granted by the Company and its subsidiaries is not less than the market value at the date of grant and, consequently, no compensation expense has been recorded.

If compensation costs for options for common shares of the Company and for common shares of subsidiaries issued on or after January 1, 2002 had been determined based on the fair value methodology, using the Black-Scholes option pricing model, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

Year Ended
December 31, 2002

Net loss applicable to common shareholders as reported	$(49,762)
Pro forma net loss applicable to common shareholders	(50,389)
Loss per common share as reported (basic and diluted)	(0.64)
Pro forma loss per common share (basic and diluted)	(0.65)

The fair value of each option grant by the Company and its subsidiaries was estimated using the Black-Scholes option pricing model assuming no dividends are paid on common shares, a risk-free interest rate of 5.18%, an average life of 7.0 years, and a volatility of 59.5%. The amounts computed according to the

The Westaim Corporation
Notes to Consolidated Financial Statements

12	CAPITAL STOCK (Continued)

Black-Scholes pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.

Normal course issuer bid

In June 2002, the Company filed a normal course issuer bid which entitles the Company to acquire up to 3,889,000 common shares between June 19, 2002 and June 18, 2003. The purchases are made on the open market at the time of any particular purchase.

During the year, the Company repurchased 150,500 shares through its normal course issuer bid at an average price of $2.12 for an aggregate consideration of $318. The amount by which the average carrying value exceeded the cost of reacquiring the shares, amounting to $403, has been credited to contributed surplus.

Shareholder rights plan

The Company has a Shareholder Rights Plan under which one Right has been issued for each outstanding common share of the Company. The Rights expire on March 9, 2005. Each Right may be exercised eight trading days after a triggering event, which is determined when a person (an “Acquiring Person”) has acquired or has commenced a takeover bid to acquire 20% or more of the common shares, other than by an acquisition pursuant to a takeover bid permitted by the Shareholder Rights Plan.

Upon occurrence of a triggering event, as described above, each Right entitles the holder, other than an Acquiring Person, to purchase for $75 that number of common shares of the Company having an aggregate market price of $150.

13	TECHNOLOGY PARTNERSHIPS CANADA AGREEMENT

On March 26, 2001, iFire entered into a research and development contribution agreement with the Government of Canada through Technology Partnerships Canada (“TPC”). Under this agreement, TPC has agreed to contribute 28.371% of eligible research and development costs and related capital expenditures incurred by iFire until April 30, 2003, to a maximum of $30,000.

Under the terms of the agreement, iFire will pay a royalty to TPC equal to 1.065% of eventual commercial sales of the technology under development. In addition, TPC received warrants to purchase common shares of iFire exercisable for an additional consideration of $6,283. The warrants expire on April 30, 2007 and, as at December 31, 2002, represented approximately 0.5% of the current outstanding common shares of iFire. Under certain circumstances after December 31, 2004, TPC may put the warrants to iFire in consideration for their fair market value at that date, or for a 0.255 percentage point increase in the royalty rate, at the option of iFire.

Contributions are recorded as a reduction of the cost of the applicable capital asset or credited to the statement of operations of iFire as determined by the nature of the expenditure being funded. In 2002, contribution claims totaling $9,063 (2001 – $14,490) have been recorded. Of this amount, $8,061 (2001 – $12,894) has been credited to research and development expense and $1,002 (2001 – $1,596) has been credited to capital assets. As at December 31, 2002, the Company has recorded a receivable of $2,080 (2001 – $4,444) for contribution claims relating to expenditures in 2002.

The Westaim Corporation
Notes to Consolidated Financial Statements

14	NUCRYST PHARMACEUTICALS AGREEMENT WITH SMITH & NEPHEW PLC

On May 8, 2001, Nucryst entered into a series of agreements relating to its Acticoat™ burn dressing and wound care products with Smith & Nephew plc. Under these agreements, Nucryst sold its North American burn dressing business and entered into an exclusive global licensing agreement for the sale and marketing of Acticoat™ burn and wound care dressings. Nucryst will receive royalties based on Smith & Nephew’s future sales of these products as well as milestone payments for the achievement of certain regulatory and sales targets. Under a collaborative agreement, the two companies will work together to develop new wound care products and obtain additional regulatory approvals. Nucryst will continue to manufacture Acticoat™ products for Smith & Nephew under a long term manufacturing agreement.

The Company recorded a gain on the sale of the North American burn dressing business of $20,122 in 2001.

15	WRITE DOWN OF CARRYING VALUE OF ASSETS

In late 2001, as a result of projected operating losses arising from uncertainty regarding the ability to secure future coin blank and other coinage-related contracts, the Company assessed the recoverability of the tangible and intangible assets related to the Coinage operating segment. Profitability in prior years resulted from contracts from certain customers at significant volumes that are no longer available. The Company projected the undiscounted future net cash flows from use of these assets, together with their residual values, to be less than their carrying amounts.

Due to a significant downturn in the global ethylene industry, as well as changes to the manufacturing process resulting in surplus manufacturing equipment, in late 2001 the Company assessed the recoverability of the tangible and intangible assets related to the Ethylene Coatings business and projected that the undiscounted future net cash flows from the use of these assets, together with their residual values, to be less than their carrying amounts.

Accordingly, in December 2001, the Company recorded a provision for asset impairment totaling $34,687, of which $27,651 related to property, plant and equipment, and $7,036 related to other assets. The provision relating to other assets includes $2,497 in spare parts associated with the property, plant and equipment and a $4,000 reduction in future income tax assets. These businesses were accounted for as discontinued operations in 2002 (Note 4).

Estimates of such undiscounted future net cash flows from use, together with residual values, are subject to significant uncertainties and assumptions. Actual results could, therefore, vary significantly from such estimates.

16	GAIN ON ISSUANCE OF SHARES BY SUBSIDIARY

During 2000, iFire issued shares to a third party reducing the Company’s ownership from 100% to 97.5%. The reduction in the Company’s equity interest in iFire was accounted for as an effective disposition of shares and resulted in a gain for accounting purposes of $10,509.

The Westaim Corporation
Notes to Consolidated Financial Statements

17	PENSION PLANS

The Company maintains defined contribution pension plans for its salaried and hourly employees. These plans were funded $1,117 during the year ended December 31, 2002 (2001 – $1,311; 2000 – $1,356).

The Company also maintains a defined benefit plan. The number of participants and retirees in this plan is not material. At December 31, 2002, the plan assets had a market value of $2,041 (2001 – $2,277; 2000 – $2,350) which is offset by the actuarial present value of the benefit obligation of $2,706 (2001 – $2,686; 2000 – $3,177), creating a plan deficit of $665 (2001 – $409; 2000 – $827) and an accrued benefit liability of $Nil (2001 – $76; 2000 – $238). The Company funds the plan in amounts that are neither less than the minimum statutory funding requirements nor more than the maximum amount that can be deducted for income tax purposes.

18	DERIVATIVE FINANCIAL INSTRUMENTS

From time to time, the Company hedges its exposure to contracted nickel sales, raw material purchases and certain produced inventory which are at price risk, through the use of nickel forward contracts traded Over the Counter with counterparties under terms governed by the London Metal Exchange (“LME”) policies. Settlements are based on LME prices, unless other prices are negotiated. At December 31, 2002, there were deferred losses of $269 and unrealized losses of $75 (2001 – deferred gains of $195 and unrealized losses of $441; 2000 – deferred gains of $207 and unrealized gains of $88) on these hedges which are offset by unrecognized gains (2001 – gains; 2000 – losses) in physical inventory and raw material costs.

The unrealized commodity positions at December 31, 2002 totaled 312 tonnes (2001 – 678; 2000 – 684 tonnes) and expire on varying dates to March 2003.

From time to time, the Company reduces its exposure to foreign currency and interest rate fluctuations by entering into forward transactions. Gains are recognized upon realization, losses when identified, and both are included in interest income. At December 31, 2002 and December 31, 2001, there were no unrecognized gains or losses on open foreign exchange contracts (2000 – $166 gain). The open positions at December 31, 2002, which expire in January 2003 were 61 Euro and $2,600 US (2001 – 1,917 Euro and $5,947 US; 2000 – 7,138 Euro and $4,000 US).

At December 31, 2002 there were accrued losses on open forward rate agreement contracts of $290. The cumulative notional amount of these open positions at December 31, 2002 amounted to $100,000. These contracts expire on varying dates to September 2003. At December 31, 2001, there were no unrecognized gains on the open forward rate agreement contracts (2000 – $47 loss). There were no open positions at December 31, 2001 (2000 – positions offset).

19	COMMITMENTS AND CONTINGENCIES

Commitments

The Company is committed to capital expenditures of $3,409 (2001 – $1,664; 2000 – $1,066) and to future annual payments under operating leases and building leases for the years ending December 31, 2003 to 2007 as follows:

The Westaim Corporation
Notes to Consolidated Financial Statements

19	COMMITMENTS AND CONTINGENCIES (Continued)

	2003	2004	2005	2006	2007

Operating Leases	$229	$153	$81	$44	$–
Building Leases	988	1,009	968	594	14

Contingencies

The Company and its subsidiaries are party to legal proceedings in the ordinary course of their businesses. Management does not expect the outcome of any of these proceedings to have a material effect on the Company’s financial position or operating results.

20	FINANCIAL INSTRUMENTS

Fair value of financial instruments

The carrying value of the Company’s interest in financial instruments approximates their fair value. The estimated fair value approximates the amount for which the financial instruments could currently be exchanged in an arm’s length transaction between willing parties who are under no compulsion to act. Certain financial instruments lack an available trading market and, therefore, fair value amounts should not be interpreted as being necessarily realizable in an immediate settlement of the instrument.

Interest rate risk

Interest rate risk reflects the sensitivity of the Company’s financial results and condition to movements in interest rates. For 2002 a 1% decrease in interest rates would have reduced earnings before income taxes by $922. Conversely, a 1% increase in interest rates would have increased earnings before taxes by a similar amount.

Foreign currency risk

The Company is exposed to currency risks as a result of its export to foreign jurisdictions of goods produced in Canada. These risks are partially covered by purchases of goods and services in the foreign currency and by forward exchange contracts.

Credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and short-term investments, accounts receivable, and forward contracts. Cash and short-term investments are placed with major financial institutions or invested in the commercial paper of large organizations. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and their dispersion across geographic areas.

The Westaim Corporation
Notes to Consolidated Financial Statements

21	EARNINGS PER SHARE

In calculating earnings per share under the treasury stock method, the numerator remains unchanged from the basic earnings per share calculation as the assumed exercise of the Company’s stock options does not result in an adjustment to income. The reconciliation of the denominator in calculating diluted earnings per share is as follows:

	Year Ended	Year Ended	Year Ended
	December 31, 2002	Dec. 31, 2001	Dec. 31, 2000

Weighted average number of common shares outstanding – basic earnings per share	77,923,525	77,740,607	76,939,700
Effect of dilutive securities	17,550	3,032,981	4,305,292

Weighted average number of common shares outstanding – diluted earnings per share	77,941,075	80,773,588	81,244,992

The impact of all dilutive securities on earnings per share is anti-dilutive as at December 31, 2002, 2001 and 2000.

22	SEGMENTED INFORMATION

The Company is managed using three operating segments, which have been determined based on the nature of the products produced: Nucryst Pharmaceuticals, iFire Technology and Ambeon. In May, 2002, the Company announced its intention to close the Coinage division and to seek a strategic buyer for its Ethylene Coatings business. As a result, these businesses have been accounted for as discontinued operations. The Chemicals industry segment previously operated by the Company was sold effective December 29, 2000 and is reported under discontinued operations (Note 4).

The Nucryst Pharmaceuticals segment researches, develops and commercializes medical devices and pharmaceutical products based on noble metal nanocrystalline technology. The iFire Technology segment has developed a proprietary flat-panel full color solid state display technology with applications in both the large screen and small graphic display markets. Ambeon is dedicated to marketing and commercializing coating solutions and products for customers in the aerospace, electronics, catalyst, and other markets.

The accounting policies of the reportable segments are the same as those described in Note 2. Included in other non-cash assets of $14,812 at December 31, 2002 (2001 – $14,101; 2000 – $34,346) are the investments disclosed in Note 9 and future income tax assets that cannot be allocated to a particular segment. Non-cash assets excludes short-term investments.

The Westaim Corporation
Notes to Consolidated Financial Statements

22	SEGMENTED INFORMATION (Continued)

		Divisional	Depreciation		Non-cash
Year Ended		Earnings	and	Capital	Assets
December 31, 2002	Revenue	(Loss)	Amortization	Expenditures	Dec. 31, 2002

Nucryst Pharmaceuticals	$8,344	$(6,985)	$554	2,416	$9,759
iFire Technology	4,270	(16,915)	2,642	2,909	17,184
Ambeon	36,449	9,026	1,618	1,166	30,071
Other	–	(845)	1,035	727	14,812

Continuing operations	49,063	(15,719)	5,849	7,218	71,826
Discontinued operations	10,283	(19,667)	636	478	11,041

	$59,346	$(35,386)	$6,485	7,696	$82,867

		Divisional	Depreciation		Non-cash
Year Ended		Earnings	and	Capital	Assets
December 31, 2001	Revenue	(Loss)	Amortization	Expenditures	Dec. 31, 2001

Nucryst Pharmaceuticals	$9,835	$(6,220)	$408	$546	$5,998
iFire Technology	4,272	(10,052)	2,874	1,459	19,167
Ambeon	36,160	7,729	1,480	3,228	43,686
Other	–	(927)	789	442	14,101

Continuing operations	50,267	(9,470)	5,551	5,675	82,952
Discontinued operations	18,616	(23,255)	4,006	2,144	16,854

	$68,883	$(32,725)	$9,557	$7,819	$99,806

		Divisional	Depreciation		Non-cash
Year Ended		Earnings	and	Capital	Assets
December 31, 2000	Revenue	(Loss)	Amortization	Expenditures	Dec. 31, 2000

Nucryst Pharmaceuticals	$7,695	$(8,146)	$948	$305	$8,245
iFire Technology	3,467	(22,045)	2,891	3,745	17,488
Ambeon	40,162	9,377	1,239	3,463	47,445
Other	–	(548)	608	2,056	34,346

Continuing operations	51,324	(21,362)	5,686	9,569	107,524
Discontinued operations	94,917	(2,622)	4,038	4,163	77,439

	$146,241	$(23,984)	$9,724	$13,732	$184,963

In 2002, Ambeon recorded revenue from a customer of $9,971 (2001 – $10,883) which represents 20.0% (2001 – 21.7%) of revenue from continuing operations of the Company.

The Westaim Corporation
Notes to Consolidated Financial Statements

22	SEGMENTED INFORMATION (Continued)

Export Sales – Year Ended	2002	2001	2000

United States	$28,767	$30,723	$32,915
Europe	9,117	11,587	11,942
Asia	5,927	2,157	1,930
South America	40	41	57

Continuing operations	43,851	44,508	46,844
Discontinued operations	1,314	18,508	35,055

	$45,165	$63,016	$81,899

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which conform in all material respects with those used in the United States (“U.S. GAAP”), except as set forth below:

a)	Reduction in the Carrying Value of Assets

In accordance with Canadian GAAP, in 2001 the Company assessed the recoverability of tangible and intangible assets related to the Coinage operating segment and the Ethylene Coating business. The Company projected that the undiscounted future net cash flows from use of these assets, together with their residual value, to be less than their carrying amounts. Accordingly, in December 2001, the Company recorded a provision for asset impairment totaling $34,687, representing the difference between the book value of these assets and the projected undiscounted future net cash flows from the use of these assets, and their residual values.

Under U.S. GAAP, in accordance with Financial Accounting Standard No.121 (“SFAS 121”), an impairment loss is recognized when future undiscounted cash flows are less than the carrying amount of the asset. If this is the case, an impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that the impairment provision calculated under U.S. GAAP is not materially different than that calculated under Canadian GAAP and no adjustment was required.

b)	Derivative Instruments and Hedging Activities

In accordance with Canadian GAAP, futures contracts that are not designated as hedges are recorded at the lower of cost or market. U.S. GAAP, SFAS 80 “Accounting for Futures Contracts”, requires futures contracts that are not designated as hedges to be recorded at fair value with changes in fair value recorded in current earnings. This guidance is applied to forward contracts that are not designated as hedges.

In June 1998, the Financial Accounting Standards Board issued SFAS 133, as amended by SFAS 138 “Accounting for Derivative Instruments and Hedging Activities” which was effective for the Company’s 2001 fiscal year. Under the new standard, companies are required to record derivatives on the balance sheet as assets or liabilities measured at fair value. For those derivatives representing

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (Continued)

effective hedges of risks and exposures, unrealized gains or losses resulting from changes in the fair values are presented as a component of other comprehensive income (OCI) as defined by SFAS 130. To the extent certain derivatives do not represent effective hedges, unrealized gains or losses are included in the income statement for U.S. GAAP purposes.

Hedges against price risk exposure on contracted nickel sales and raw materials purchases as described in Note 18 are considered effective cash-flow hedges under SFAS 133. Management regularly measures the effectiveness of these hedges, with unrealized gains and losses reported in OCI for U.S. GAAP purposes. From time to time, the Company reduces its exposure to foreign currency and interest rate fluctuations by entering into forward transactions as described in Note 18. These transactions are not considered hedging activities under SFAS 133 and unrealized gains and losses are included in the income statement under U.S. GAAP. The adoption of SFAS 133 on January 1, 2001 resulted in a cumulative pre-tax increase to OCI of $295. This increase to OCI was attributable to gains on cash-flow hedges. The net gains on these cash-flow hedges were reclassified into earnings during the year ended December 31, 2001. As at December 31, 2002, the Company has recorded a recovery to OCI with respect to cash-flow hedges amounting to $171 (December 31, 2001 – charge $246).

c)	Gain on issuance of shares by subsidiary

In accordance with Canadian GAAP, the Company is required to account for gains and losses on the issuance of shares by a subsidiary as a component of income. Under U.S. GAAP, the effect of such dilution gains is recorded in equity as an increase in paid-in capital rather than as income.

d)	Organization costs

In accordance with Canadian GAAP, organization costs may be deferred and amortized. Under U.S. GAAP, following Statement of Position 98-5 (“SOP 98-5”) “Reporting on the Costs of Start-Up Activities”, costs of start-up activities, including organization costs, are expensed as incurred. As permitted, the adoption of SOP 98-5 is accounted for as an adjustment to net loss. During 2001, the remaining organization costs were amortized under Canadian GAAP and there was no reconciling difference as at December 31, 2002 or December 31, 2001.

e)	Pension

Accounting for pension costs under U.S. GAAP differs from Canadian GAAP principally with respect to the choice of the discount rate used to calculate the projected benefit obligation and to the valuation of assets and related effects on pension expense. There is no significant effect on the Company’s financial statements as a result of this difference. In addition, under U.S. GAAP, the Company would have recorded an additional minimum liability for underfunded plans representing the excess of the accumulated benefit obligation over the pension plan assets, less the pension liability already recognized and the net unamortized prior service cost. Under SFAS 130 “Reporting Other Comprehensive Income”, the increase in liabilities is charged directly to other comprehensive income.

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (Continued)

f)	Subsidiary Stock-Based Compensation Plans

In late 2001, the CICA introduced new accounting and disclosure requirements with respect to stock-based compensation. Effective January 1, 2002, the Company’s subsidiaries’ SAR plans are subject to “variable plan accounting”, consistent with U.S. GAAP, where the net changes in the value of SARs is recognized as compensation expense over the SARs vesting period. Under Canadian GAAP, the offsetting liability is reported in accounts payable, while under U.S. GAAP, the liability is included in Additional Paid-in-Capital. As at December 31, 2002, the liability has been reduced to $Nil and therefore no balance is reported in Additional Paid-in-Capital.

g)	Income Taxes

Under Canadian GAAP and U.S. GAAP, the impact of changes in income tax rates to the tax asset or liability account is reflected in the current year’s statement of operations. Under Canadian GAAP, the impact of the change is reflected when the legislation affecting the tax rate change is substantially enacted whereas the impact under U.S. GAAP is reflected when legislation is enacted. The Company determined that the combined corporate income tax rate under Canadian GAAP and U.S. GAAP is not materially different and no adjustment is required.

The effect of the above differences on the Company’s financial statements is set out below:

Consolidated Balance Sheet	December 31, 2002		December 31, 2001		December 31, 2000

	Canadian	U.S.	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Accounts receivable (b)	$14,114	$14,114	$18,152	$18,152	$44,894	$45,013
Deferred charges (d)	2,461	2,461	2,085	2,085	2,575	2,450
Accounts payable and accrued liabilities (b) (e)	19,220	19,960	17,943	18,522	20,854	21,443
Deficit	(215,317)	(225,826)	(163,976)	(176,074)	(96,517)	(110,984)
Other comprehensive income (b) (e)	–	(740)	–	(579)	–	(589)
Additional paid-in capital (c) (f)	–	10,509	–	12,098	–	14,461

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (Continued)

	Year Ended December 31

Consolidated Statement of Loss	2002	2001	2000

Loss from continuing operations
– Canadian GAAP	$(30,095)	$(8,428)	$(18,541)
Adjustments
Futures contracts (b)	–	(119)	(126)
Amortization of organization costs (d)	–	125	300
Gain on issuance of shares by subsidiary (c)	–	–	(10,509)
Subsidiary SAR compensation (f)	–	2,363	(3,952)

Loss from continuing operations
– U.S. GAAP	(30,095)	(6,059)	(32,828)
Loss from discontinued operations
– Canadian GAAP	(19,667)	(59,031)	3,893

Net loss applicable to common shareholders
– U.S. GAAP	(49,762)	(65,090)	(28,935)
Other comprehensive income (loss)
Pension (e)	(332)	256	40
Cash flow hedges (b)	171	(246)	–

Net comprehensive loss – U.S. GAAP	$(49,923)	$(65,080)	$(28,895)

	Year Ended December 31

Loss Per Common Share	2002	2001	2000

Canadian GAAP
Continuing operations	$(0.39)	$(0.11)	$(0.24)
Net loss	$(0.64)	$(0.87)	$(0.19)
U.S. GAAP
Continuing operations	$(0.39)	$(0.08)	$(0.43)
Net loss	$(0.64)	$(0.84)	$(0.38)

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (Continued)

Consolidated Cash Flow	Year Ended		Year Ended		Year Ended
Statement	December 31, 2002		December 31, 2001		December 31, 2000

	Canadian	U.S.	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP	GAAP	GAAP

Loss from continuing operations	$(30,095)	$(30,095)	$(8,428)	$(6,059)	$(18,451)	$(32,828)
Items not affecting cash:
Gain on issuance of shares by subsidiary	–	–	–	–	(10,509)	–
Subsidiary SAR compensation	–	–	–	(2,363)	–	3,952
Changes in non-cash working capital	$1,466	$1,466	$(5,566)	$(5,572)	$2,991	$2,817

Stock-based compensation

U.S. GAAP, SFAS 123, “Stock-Based Compensation” requires that stock-based compensation be accounted for based on a fair value methodology. As permitted by the statement, and consistent with Canadian GAAP, effective January 1, 2002 the Company and its subsidiaries have elected to continue measuring compensation costs as the excess, if any, of the quoted market value of the stock at the date of the grant over the exercise price. As the exercise price of options granted by the Company and its subsidiaries is not less than the market value at the date of grant, no compensation expense is recognized.

There continues to be a reconciling item between Canadian and U.S. GAAP for options issued by the Company and its subsidiaries prior to January 1, 2002.

If compensation costs for the Company’s and its subsidiaries’ stock option plans had been determined based on the fair value methodology over the vesting period consistent with SFAS 123, the Company’s net loss and earnings per share would have been reduced to the pro-forma amounts indicated below:

	Year Ended December 31

	2002	2001	2000

Net loss applicable to common shareholders
– U.S. GAAP	$(49,762)	$(65,090)	$(28,935)
Pro-forma	$(58,196)	$(75,603)	$(35,602)
Loss per common share — U.S. GAAP
Continuing operations	$(0.39)	$(0.08)	$(0.43)
Net loss	$(0.64)	$(0.84)	$(0.38)
Pro-forma
Continuing operations	$(0.50)	$(0.21)	$(0.51)
Net loss	$(0.75)	$(0.97)	$(0.46)

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (Continued)

The fair value of each option grant by the Company and its subsidiaries was estimated using the Black-Scholes options pricing model assuming no dividends are to be paid on common shares, a risk free interest rate of 5.18% (2001 – 5.52%; 2000 – 6.39%), an average life of 7.0 years and a volatility for the shares of the companies of 59.5% (2001 –57.5%; 2000 – 41.1%). The amounts computed according to the Black-Scholes pricing model may not be indicative of the actual values realized upon the exercise of these options by the holders.

New Accounting Standards

In November 2002, the FASB issued interpretation No.45 that broadens the definition of guarantees and requires substantially expanded disclosure regarding those guarantees. In addition, the new rules require recognition of a liability equal to the fair value of a guarantee at its inception. These rules are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements apply for reporting periods ending after December 15, 2002. The Company has not yet determined the additional disclosure requirements, if any, that will result from the adoption of these new rules.

In June 2002, the FASB issued statement No.146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). The standard is applicable for exit or disposal activities that are initiated after December 31, 2002 and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of this standard is not expected to have a material impact on the Company’s results from operations or financial position.

In October 2001, the FASB issued Statement No.144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 replaces SFAS 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and establishes accounting and reporting standards for long-lived assets to be disposed of by sale. This standard applies to all long-lived assets, including discontinued operations. SFAS 144 requires that those assets be measured at the lower of carrying amount or fair value less cost to sell. SFAS 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Adoption of this standard has not had a material effect on the Company’s results from operations or financial position.

In August 2001, the FASB issued Statement No.143, “Accounting for Asset Retirement Obligations” (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations and costs associated with the retirement of tangible long-lived assets and is effective for years beginning after June 15, 2002. The Company has not yet determined the impact that this statement will have on its results from operations or financial position.

In June 2001, the FASB issued Statement No.142, “Goodwill and Other Intangible Assets” (SFAS 142), which supercedes APB Opinion No.17, Intangible Assets. Concurrently, the CICA issued Handbook Section 3062, “Goodwill and Other Intangible Assets”, which is consistent with SFAS 142. These statements require that goodwill no longer be amortized to earnings but instead be reviewed for

The Westaim Corporation
Notes to Consolidated Financial Statements

23	RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (Continued)

impairment. The Statements are effective for fiscal years beginning after December 15, 2001, and are required to be applied at the beginning of an entity’s fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Adoption of this standard has not had a material effect on the Company’s results from operations or financial position.

In June 2001, the FASB issued Statement No.141, “Business Combinations” (SFAS 141), which supercedes APB Opinion No.16, Business Combinations, and SFAS 38 “Accounting for Preacquisition Contingencies of Purchased Enterprises”. Concurrently, the CICA issued Handbook Section 1581, “Business Combinations”, which is consistent with SFAS 141. Those Statements will change the accounting for business combinations and goodwill. SFAS 141 and CICA Handbook Section 1581 require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. These Statements also establish criteria for separate recognition of intangible assets acquired in a purchase business combination. Adoption of this standard has not had a material effect on the Company’s results from operations or financial position.

24	COMPARATIVE FIGURES

Certain 2001 and 2000 figures have been reclassified to conform to the presentation of the current year.